EXHIBIT 99.1

COMMUNITY
CAPITAL	NEWS
CORPORATION	RELEASE

For Further Information:
R. Wesley Brewer, Executive Vice President/CFO
864-941-8290 or email: wbrewer@capitalbanksc.com
Lee Lee M. Lee, Controller/VP of Investor Relations
864-941-8242 or email: llee@capitalbanksc.com

September 24, 2009

FOR IMMEDIATE RELEASE

COMMUNITY CAPITAL CORPORATION RAISES $10.1 MILLION
IN NEW CAPITAL

Community Capital Corporation (Nasdaq: CPBK), parent company of CapitalBank, has completed its previously announced rights offering of common stock to its shareholders and certain standby purchasers.  The Company will issue 3,186,973 shares, representing approximately $8.7 million of new capital.  All of the Company’s executive officers and directors participated in the rights offering.

The company has now entered the previously announced reoffering period whereby the Company will offer up to 4,085,754 additional shares at $2.75 per share to potential investors. These shares will be available for purchase through October 30, 2009, unless the reoffering period is terminated earlier by the board of directors.  As of today, the Company has nonbinding subscription agreements for 183,577 shares, representing  $504,836.75 of additional proceeds, in connection with the reoffering.

Also during this calendar quarter our employees purchased $859,280 or 300,542 shares of treasury stock through our 401K plan.  Total capital raised via the rights offering and standby purchasers, committed to during the reoffering period thus far, and the sale of treasury shares resulted in a total equity raise for the Company of $10.1 million.

William G. Stevens, President and CEO, stated “We are extremely pleased by our success in raising this capital in a very difficult operating environment.  We are very fortunate to be one of only a few community banks in the Southeast to raise a significant amount of common equity capital during this period of economic turbulence.”

Community Capital Corporation intends to use the capital raised for general corporate purposes and to capitalize its subsidiary, CapitalBank.

A copy of the prospectus, prospectus supplement, and additional materials relating to the offer are available.  Potential investors may obtain a copy of the prospectus, prospectus supplement and additional materials from the Company by contacting Lee Lee M. Lee at llee@capitalbanksc.com, or (864) 941-8242.

About Community Capital Corporation

Community Capital Corporation is the parent company of CapitalBank, which operates 18 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group.

Advisory Note Regarding Forward-Looking Statements

Some of our statements contained in this news release are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “intend,” “expect,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.  These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:  our ability to raise capital pursuant to the reoffering period; the challenges, costs and complications associated with the continued development of our branches; our ability to raise sufficient capital from the rights offering and reoffer period to continue to operate our business successfully through the current economic crisis; the potential that loan charge-offs may exceed the allowance for loan losses or that such allowance will be increased as a result of factors beyond the control of us; our dependence on senior management; competition from existing financial institutions operating in our market areas as well as the entry into such areas of new competitors with greater resources, broader branch networks and more comprehensive services; adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); changes in deposit rates, the net interest margin, and funding sources; inflation, interest rate, and market fluctuations; risks inherent in making loans including repayment risks and value of collateral; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses; fluctuations in consumer spending and saving habits; the demand for our products and services; technological changes; the challenges and uncertainties in the implementation of our expansion and development strategies; the ability to increase market share; the adequacy of expense projections and estimates of impairment loss; the impact of changes in accounting policies by the Securities and Exchange Commission; unanticipated regulatory or judicial proceedings; the potential negative effects of future legislation affecting financial institutions (including without limitation laws concerning taxes, banking, securities, and insurance); the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet; the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; other factors described in this news release and in other reports filed by Community Capital Corporation with the Securities and Exchange Commission; and our success at managing the risks involved in the foregoing.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Advisory Note. Our actual results may differ significantly from those we discuss in these forward-looking statements.  For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read Community Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.  Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.